Exhibit 10.05

Sohn Health Strategies

SPECIAL ADVISOR TO THE BOARD OF DIRECTORS AND THE CEO AGREEMENT

THIS AGREEMENT is made and entered into effective as of SEPTEMBER 27, 2021, (the “Effective Date”), by and between Curative Biotechnology Inc., a Florida corporation (the “Company”) with its principal place of business located at 1825 NW Corporate Blvd #110 Boca Raton, Florida , and Sohn Health Strategies LLC, a New Jersey limited liability company (“Advisor”) with a principal place of business at 5 Hidden Acres Drive, Voorhees, NJ 08043.

1) Term

This Agreement shall continue for a period of two (2) years from the Effective Date. It may be renewed for a successive one-year term upon 30 days’ notice prior to the scheduled date of termination under mutually agreeable terms.

2) Position and Responsibilities

a) Position. The Board of Directors hereby appoints the Advisor to serve as a special advisor to the Board and the CEO for her term or until her earlier resignation, removal or death. The advisor shall perform such duties and responsibilities in accordance with Company’s bylaws and applicable law, and as described below. Advisor hereby agrees to use commercially reasonable efforts to provide the Services. Advisor shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

Duties:

Monthly: one day review sessions with CEO

Quarterly: Time to prep for two Joint Steering Committee (“JSC”) meetings (objectives to be pre-agreed with CEO, assist CEO to prepare agenda for distribution to all JSC members)

Chair and participate in the infectious disease (“ID”) Joint Steering Committee meetingand the National EYE Institute (“NEI”) Joint Steering Committee meeting (or upon the request of the Company, serve as one of Company’s representatives at such meetings)

Quarterly: Attend and prepare minutes for both ID and NEI Joint Steering Committee Meetings

Attend key scientific meetings as a representative of the Company, as requested/approved by CEO and agreed with Advisor. Ad Hoc availability for calls with CEO, Chairman, other advisors, and NIH investigators on a reasonable schedule agreed with Advisor.

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b) No Conflict. Advisor will not engage in any activity that creates an actual or perceived conflict of interest with Company without the Company’s consent such consent not to be unreasonably withheld.

3) Compensation

a) Advisor’s Fee. In consideration of the services to be rendered under this Agreement, Company shall pay Advisor with an issuance on each annual anniversary of the Effective Date during the term of this Agreement 250,000 shares of unregistered common stock of the Company (the “Common Stock”), with appropriate legend with a basis of eleven cents/share, the closing price of the stock on the effective date of this agreement. In addition, the Company shall make a one-time grant to the Advisor of stock options at eleven cents/share, the number of options equal to 1% of the issued and outstanding capital stock of the Company on a fully-diluted basis as of the Effective Date. The parties agree and acknowledge that a reverse split is likely prior to an anticipated “uplisting” of the Company’s stock to an exchange, accompanying a capital raise of at least $5,000,000 (the “Capital Raise”); and that after such reverse split and Capital Raise, the Company shall issue to Advisor a sufficient number of stock options of Common Stock required to restore Advisor’s stock ownership to the nuber options equaling 1% of issued and outstanding capital stock of the Company on a fully-diluted basis. The initial 1% equity stake shall vest in two equal parts; 50% upon execution of this Agreement and 50% upon the first annual anniversary of the Effective Date. Shares issued in connection with any “uplisting” or capital raise shall vest immediately.

b) In addition, Advisor shall be paid $250,000 per year in cash as a consulting fee, to be paid monthly or quarterly at Advisor’s discretion. The Company shall begin making the cash payment on the first business day after the Capital Raise has been completed. Any amount “accrued” between the Effective Date and the completion of the raise shall be prorated and paid monthly over the remaining months of the first year of the Agreement.

c) All vestings subsequent to the initial vesting are contingent upon this Agreement still being in effect at the time. Notwithstanding the foregoing, if the Advisor terminates this Agreement for “good reason” as generally understood in the industry, or the Company terminates this Agreement without “cause” as generally understood in the industry, all as yet unvested stock compensation shall immediately become vested.

d) Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of the Services in accordance with Company’s expense reimbursement guidelines, including necessary or requested travel expenses. Company shall reimburse Advisor for such travel on business class, or first class if business class is not available.

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e) Indemnification. Company will indemnify and defend Advisor and hold Advisor harmless from and against any liability incurred in the performance of the Services to the fullest extent permitted by applicable law. Further, Company shall indemnify and defend Advisor and hold Advisor harmless from and against any third-party claims arising from any source whatsoever.

f) Insurance. During the term of this Agreement and for a period of six years thereafter, Company shall, at its own expense, maintain and carry such types of insurance with financially sound and reputable insurers, in full force and effect that includes, but is not limited to, commercial general liability in an amount as is consistent with industry norms and is otherwise reasonable for a company in a development phase similar to that of the Company. Upon Advisor’s request, Company shall provide Advisor with a certificate of insurance from Company’s insurer evidencing the insurance coverage specified in this Agreement. The certificate of insurance shall name Advisor as an additional insured. Company shall provide Advisor with at least 30 days’ advance written notice in the event of a cancellation or material change in Company’s insurance policy. Except where prohibited by law, Company shall require its insurer to waive all rights of subrogation against Advisor’s insurers and Advisor.

4) Termination

a) Right to Terminate. At any time, Advisor may be removed “for cause” and only for cause; as it is reasonably understood in the industry. Such termination for cause would end all Company obligations for further Compensation under the Agreement but would have no effect on vested or paid compensation or upon expenses incurred but not yet reimbursed.

b) Voluntary Termination . Upon voluntary termination via resignation of Advisor prior to the completion of the term of the Agreement this agreement will terminate. In such case Company shall pay to Advisor all compensation and expenses to which Advisor is entitled up through the date of termination; and Advisor shall be entitled to its rights under any other applicable law. Thereafter, all of Company’s obligations under this Agreement shall cease.

c) Survival’ Notwithstanding anything to the contrary set forth in this Agreement, the provisions in the third sentence of Paragraph 3(a), the last sentence of Paragraph 3(b) and all of Paragraphs 3(c), (d) (as to as yet unreimbursed amounts), (e) and (f) shall survive expiration or termination of this Agreement. Paragraph 5 shall survive any such expiration or termination for a period of three years.

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5) Nondisclosure Obligations

Advisor shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Advisor’s general knowledge prior to its relationship with Company; or (iii) the information is disclosed to Advisor without restriction by a third party who rightfully possesses the information and, This Agreement constitut)es the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement. to the knowledge of Advisor, did not learn of it from Company.

6) Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement.

7) Amendments; Waivers

This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged. Any amendment or waiver by the Company must be approved by the Company’s Board of Directors and executed on behalf of the Company by its Chief Executive Officer.

8) Assignment

This Agreement shall not be assignable by Advisor without Company’s consent at Company’s total discretion.

9) Severability

If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

10) Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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11) Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

12) Binding Agreement

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Advisor. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent mutually agreed change in Advisor’s duties or compensation will not affect the validity or scope of the remainder of this Agreement.

13) Advisor Acknowledgment

Advisor acknowledges Advisor has had the opportunity to consult legal counsel concerning this Agreement, that Advisor has read and understands the Agreement, that Advisor is fully aware of its legal effect, and that Advisor has entered into it freely based on its own judgment and not on any representations or promises other than those contained in this Agreement.

14) Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15) Date of Agreement

The parties have duly executed this Agreement as of the Effective Date.

Curative Biotechnology Inc.		Sohn Health Strategies LLC

By:	/s/ Richard Garr.	By:	/s Catherine Sohn.
	I Richard Garr, CEO	Catherine Angell Sohn, Pharm.D., President
	1825 NW Corporate Blvd #110	[Address]
	Boca Raton, FL 33431	Cell: [*] |
Office: [*]

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